                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                              Commission File Number: 333-119632

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
              [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: March 31, 2006
                  --------------------------------------------------------------

[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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         READ ATTACHED INSTRUCTIONS SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant Relationserve Media, Inc.
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Former name if applicable
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Address of principal executive office (Street and number)
6700 North Andrews Avenue
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City, state and zip code  Fort Lauderdale, Florida    33309
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                                     PART II
                            RULES 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b) The subject annual report, semi-annual report, transition report on
         Form 10-K,  Form 20-F,  Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject  quarterly report or transition report on Form 10-Q, or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]      (c) The  accountant's  statement  or  other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in  reasonable  detail the  reasons  why Forms 10-K,  11-K,
20-F, 10-Q,  N-SAR,  N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

         The  Registrant  was unable to file the Form 10-Q for the quarter ended
March 31, 2006 (the "Report") without  unreasonable effort or expense because of a delay in gathering information required for inclusion in the Report.

                                     PART IV
                                OTHER INFORMATION

        (1)     Name and telephone number of person to contact in regard to this notification

     Donald Gould                    (727)                        576-6630
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                (Name) (Area Code) (Telephone Number)

        (2)     Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the
answer is no, identify report(s). |X| Yes |_| No

        (3)     Is it  anticipated  that any  significant  change in  results of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or
portion thereof? |_| Yes |X| No

        If so: attach an explanation of the anticipated change, both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of results cannot be made.

                            RelationServe Media, Inc.
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                  (Name of Registrant as Specified in Charter)

        Has  caused  this  notification  to be  signed  on  its  behalf  by  the undersigned hereunto duly authorized.

Date: May 9, 2006                           By:  /s/ Donald Gould
      --------------------------               ---------------------------------
                                               Name:  Donald Gould
                                               Title: Chief Financial Officer

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001)

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